                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
          Sections 13 and 15(d)of the Securities Exchange Act of 1934.

                           Commission File No. 0-13007

                             NPC INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           720 W. 20th Street, Pittsburg, Kansas 66762, (620) 231-3390
      (Address, including zip code and telephone number including area code of registrant's principal executive offices)

                          Common Stock, par value $0.01
            (Title of each class of securities covered by this form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)      [X] Rule 12h-3(b)(1)(i) [ ]
              Rule 12g-4(a)(1)(ii)     [ ] Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(2)(i)      [ ] Rule 12h-3(b)(2)(i) [ ]
              Rule 12g-4(a)(2)(ii)     [ ] Rule 12h-3(b)(2)(ii) [ ]
                                           Rule 15d-6 [ ]

 Approximate number of holders of record as of the certification date: (3) three


     Pursuant to the requirements of the Securities Exchange Act of 1934, NPC International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  DATE: October 5, 2001            By: /s/ Troy D. Cook
                                       ---------------------------------------
                                       Senior Vice President Finance, Chief
                                       Financial Officer and Principal Financial
                                       Officer